Mark Hawkins Joins BMC Software Board of Directors

HOUSTON, May 17, 2010 - BMC Software (NASDAQ: BMC) announced today that Mark J. Hawkins will join its board of directors, effective immediately.

Mr. Hawkins brings 15 years of senior executive experience in the technology industry to the BMC Software Board of Directors. Currently, he is executive vice president and chief financial officer at Autodesk. Prior to joining Autodesk, Hawkins was employed by Logitech International as chief financial officer and senior vice president for finance and information technology.

Earlier in his career, Mr. Hawkins spent 6 years at Dell, rising to the rank of vice president of finance for the company's worldwide procurement and logistics organization.

"Mark is an experienced and dynamic executive who has extensive global financial management experience in the technology industry," said Bob Beauchamp, BMC's chairman and chief executive officer. "He also brings the insights gained from having managed IT for years in large companies. This dual-track experience in finance and IT was very attractive to BMC. We look forward to welcoming Mark's expertise and independent voice to BMC's board of directors."

Mr. Hawkins said: "BMC Software has a very strong reputation for its approach to financial management and reporting. Validating the company's clear commitment to transparency and shareholder value, the 2010 Institutional Investor survey of the sell-side investor community named BMC's chief financial officer the most effective and trusted CFO in the software sector. Bob Beauchamp and the board of directors have set a very high bar for what it means to do business both with and at BMC, and I'm looking forward to being a part of the company's continued growth and leadership."

Mr. Hawkins holds a bachelor's degree in Operations Management from Michigan State University, as well as an MBA in Finance from the University of Colorado.

Business runs on IT. IT runs on BMC Software.

Business thrives when IT runs smarter, faster and stronger. That's why the most demanding IT organizations in the world rely on BMC Software across both distributed and mainframe environments. Recognized as the leader in Business Service Management, BMC offers a comprehensive approach and unified platform that helps IT organizations cut cost, reduce risk and drive business profit. For the four fiscal quarters ended March 31, 2010, BMC revenue was approximately $1.91 billion. Visit www.bmc.com for more information.

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